As filed with the Securities and Exchange Commission on April 15, 2024

Registration No. 333-254372

Registration No. 333-265559

Registration No. 333-272642

Registration No. 333-272957

Registration No. 333-276050

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-254372

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-265559

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-272642

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-272957

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-276050

UNDER

THE SECURITIES ACT OF 1933

JOANN Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-1095540
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5555 Darrow Road

Hudson, Ohio 44236

(Address of principal executive offices, including zip code)

JOANN Inc. 2021 Equity Incentive Plan

JOANN Inc. 2021 Employee Stock Purchase Plan

Stock Option Plan of Jo-Ann Stores Holdings Inc., Dated October 16, 2012

(Full title of the plans)

Ann Aber Esq.

Senior Vice President, Chief Legal Officer & Secretary

JOANN Inc.

5555 Darrow Road

Hudson, Ohio 44236

(330) 656-2600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Drew Capurro

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626

(714) 540-1235

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of JOANN Inc., a Delaware corporation (the “Registrant”), on Form S-8 (collectively, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.01 per share (the “Registrant’s Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•

Registration Statement No. 333-254372, filed with the SEC on March 17, 2023, registering a total of 2,400,000 shares of the Registrant’s Common Stock under the Registrant’s 2021 Equity Incentive Plan, a total of 400,000 shares of the Registrant’s Common Stock under the Registrant’s Employee Stock Purchase Plan and a total of 3,086,467 shares of the Registrant’s Common Stock under the Stock Option Plan of Jo-Ann Stores Holdings Inc., dated October 16, 2012;

•

Registration Statement No. 333-265559, filed with the SEC on June 13, 2022, registering a total of 400,000 shares of the Registrant’s Common Stock under the Registrant’s 2021 Employee Stock Purchase Plan and a total of 1,396,095 shares of the Registrant’s Common Stock under the Registrant’s 2021 Equity Incentive Plan;

•

Registration Statement No. 333-272642, filed with the SEC on June 14, 2023, registering a total of 400,000 shares of the Registrant’s Common Stock under the Registrant’s 2021 Employee Stock Purchase Plan and a total of 1,622,298 shares of the Registrant’s Common Stock under the Registrant’s 2021 Equity Incentive Plan;

•

Registration Statement No. 333-272957, filed with the SEC on June 27, 2023, registering a total of 8,000,000 shares of the Registrant’s Common Stock under the Registrant’s 2021 Equity Incentive Plan (Amended and Restated Effective February 27, 2023); and

•

Registration Statement No. 333-276050, filed with the SEC on December 14, 2023, registering a total of 400,000 shares of the Registrant’s Common Stock under the Registrant’s 2021 Employee Stock Purchase Plan.

As previously disclosed, on March 18, 2024, the Registrant and certain of its subsidiaries commenced voluntary proceedings under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. In connection with the foregoing, the offering pursuant to the Registration Statements is being terminated.

In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities that were registered but unsold or otherwise unissued under each of the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hudson, State of Ohio, on this 15th day of April, 2024.

JOANN Inc.

By:	/s/ Ann Aber
Name:	Ann Aber
Title:	Senior Vice President, Chief Legal Officer & Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.